Exhibit 99.1

Asure Software Appoints Chief Revenue Officer
AUSTIN, Texas, Dec. 5, 2016 - Asure Software, Inc. (NASDAQ:ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, announced today the appointment of Eyal Goldstein as Chief Revenue Officer.
Eyal brings more than 17 years of relevant industry experience with a focus on scaling revenue to his new role. At Asure Software, he will be responsible for global sales and marketing along with business development. He will be focusing on broader sales offering message domestically and globally.
“We have assembled an accomplished executive team with a proven track record leading and scaling enterprise software companies,” said Pat Goepel, Chief Executive Officer at Asure Software.  “With Eyal’s proven ability to manage revenue streams, provide high-level strategic insights and with his experience and leadership, we are well poised to continue our rapid growth into the future.”
Prior to Asure, Goldstein served as Chief Revenue Officer of Insight Venture Partner’s FilmTrack, a global rights management platform. Eyal previously served as Executive Vice President of DAZ Systems, prior to DAZ he was Regional Vice President at Oracle Corp. He also served as Vice President at Ceridian Corporation.  At Ceridian he worked with Pat Goepel within his organization.
“I am honored and thrilled to be joining Asure Software at such an exciting time in the company’s history. I’m looking forward to helping the company reach its midterm goal of $100M in revenue,” said Goldstein.
About Asure Software
Asure Software, Inc. (NASDAQ:ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions. For more information, please visit http://www.asuresoftware.com.
Contact Information
Stacy Zellner
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com